     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
     & FILED SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION. SUCH PORTIONS ARE
     DESIGNATED "[***]"


                                                                    Exhibit 10.1


     THIS FIXED POINT MICROWAVE SERVICES AGREEMENT is made and entered into as of the 17th day of October, 1997 (the "EFFECTIVE DATE"), by and between PathNet, Inc. ("PATHNET"), a Delaware corporation and Northern Border Pipeline Company ("INCUMBENT"), a Texas partnership (collectively, the "PARTIES" and each, a "PARTY").

                                 W I T N E S S E T H:

     WHEREAS, PathNet is engaged in the business of creating high capacity, digital, microwave communications systems for purposes of marketing and selling the excess long distance telecommunications capacity created by such systems;

     WHEREAS, Incumbent is the owner and operator of an existing microwave telecommunications system; and

     WHEREAS, Incumbent desires to engage PathNet as, and PathNet desires to act as, Incumbent's sole representative for the purpose of (i) installing, managing, and operating a high capacity digital microwave system along Incumbent's microwave paths and (ii) marketing and selling any Excess Capacity created by such high capacity digital microwave system.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:


SECTION 1.     DEFINITIONS


     1.1 DEFINITIONS: As used in this Agreement, the following terms shall have the meanings indicated:

          1.1.1 1/0 MULTIPLEXER: Any device that multiplexes capacity between the DS-1 and the DS-0 levels.

          1.1.2 1 X 1: A microwave radio configuration consisting of a primary and a protect radio.

          1.1.3 AFFILIATE: With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

          1.1.4 AGREEMENT: This Fixed Point Microwave Services Agreement, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

          1.1.5     ALARM AND EVENT REPORT:  As defined in SECTION 7.7 of
     SCHEDULE A.

          1.1.6     ARBITRATION RULES:  As defined in SECTION 16.2.3.

          1.1.7     AS-BUILT DRAWING:  As defined in SECTION 4.1.4 of SCHEDULE
     A.


          1.1.8 AVAILABLE EXCESS CAPACITY: The total PathNet Excess Capacity available (and not allocated) for use or sale on the System at any given time from Commissioning through the Expiration Date.

          1.1.9 AVERAGE SOLD EXCESS CAPACITY: The cumulative daily average of [(PathNet Excess Capacity -- Available Excess Capacity)/PathNet Excess Capacity], taken as a percentage.

          1.1.10 BIT ERROR RATE: The number of received bits in error compared to the total number of bits received.

          1.1.11    BREACHING PARTY:  As defined in SECTION 16.1.2.

          1.1.12 BUSINESS DAY: Any day other than a Saturday, a Sunday, or a day on which the banking institutions in either New York, New York, or the city and state in which the principal executive offices of PathNet within the United States are located, are not open for business.

          1.1.13 CAPACITY EXPANSION: An increase in telecommunication channels a System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in equipment.

          1.1.14 CAPACITY EXPANSION SCHEDULE: As defined in SECTION 7.1 of SCHEDULE A.

          1.1.15    CENTER:  As defined in SECTION 16.2.3.

          1.1.16 CERCLA: Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SECTION 6901 ET SEQ., as amended.

          1.1.17    CHANNEL PLAN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.18 COMMISSIONING: With respect to each path or Segment, the date on which the circuits of such path or Segment are available for service after completion of all required site acceptance testing.

          1.1.19 CONFIDENTIAL INFORMATION: Any and all technical, business and financial information, in whatever form, furnished or disclosed by one Party to the other Party, including but not limited to information on the System, cost estimates, technical data, information, pricing, and the terms and conditions of this Agreement.

          1.1.20    CUSTOMER AGREEMENTS:  As defined in SECTION 9.8.1.

          1.1.21    CUTOVER PLAN:  As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.22    DEFICIENCY LIST:  As defined in SECTION 5.7 of SCHEDULE A.

          1.1.23    DISPUTE:  As defined in SECTION 16.2.1.

          1.1.24 DROP AND INSERT: That process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

          1.1.25 DS-0: 64,000 bits per second; The world-wide standard speed for digitizing one voice conversation using pulse code modulation, which is approximately equivalent to a single voice or data channel.

          1.1.26    DS-1:  24 DS-0's.


          1.1.27    DS-3:  672 DS-0's or 28 DS-1's.

          1.1.28 EFFECTIVE DATE: As defined in the introductory paragraph of this Agreement.

          1.1.29    ELECTION PAYMENT:  As defined in SECTION 4.3.1 for Segment
     A.

          1.1.30 ELECTION PERIOD: The eighty-four (84) month period following Commissioning of the Initial System on Segment A during which Incumbent shall fund the Initial System up to the Incumbent Payment cap.

          1.1.31 ENCUMBRANCES: Any security interests, mortgages, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and other encumbrances whether or not relating to the extension of credit or the borrowing of money. To "Encumber" shall mean to effect any Encumbrance.

          1.1.32 EQUIPMENT: Any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers, software and other equipment or parts required for the operation of the System provided and installed by PathNet and its subcontractors, as set forth on EXHIBIT A-1 to SCHEDULE A.

          1.1.33 ERROR FREE SECOND: Any one-second interval that does not contain a measurable bit error.

          1.1.34 ERRORED SECONDS: Any one-second interval during which one or more bit errors occur.

          1.1.35 EXCESS CAPACITY: The PathNet Excess Capacity and the Incumbent Excess Capacity.

          1.1.36 EXISTING SYSTEM INVENTORY: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.37 EXPIRATION DATE: The date on which this Agreement and the rights and obligations hereunder are terminated or expire in accordance with SECTION 3.

          1.1.38 FAA: The Federal Aviation Administration, or any other Federal agency at the time administering tower registration requirements and regulations.

          1.1.39 FACILITIES: Incumbent's towers, shelters, sites and all equipment owned by Incumbent relating to and used in association with such towers, shelters and sites for the purpose of operating the System.

          1.1.40 FAILED SECOND: Any one-second interval that has 1,544 bit errors at a DS-1 rate.

          1.1.41 FCC: The Federal Communications Commission, or any other Federal agency at the time administering the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder.

          1.1.42 FCC CODE: The Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder and related thereto.

          1.1.43    FIRST EXTENSION PERIOD:  As defined in SECTION 3.2.2.


          1.1.44    FORCE MAJEURE EVENT:  As defined in SECTION 15.3.

          1.1.45    FORM 415:  As defined in SECTION 10.1.1.

          1.1.46 FREQUENCY AVAILABILITY MODEL: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.47 FREQUENCY DIVERSITY: A method of protecting a radio signal by providing a second radio signal on a different frequency, which will assume the radio signal load when the regular channel fails.

          1.1.48 GOVERNMENTAL AUTHORITY: Any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          1.1.49 HAZARDOUS MATERIAL: Any material amount of any substance, matter or waste which is or becomes regulated by any Federal, state or local law, ordinance, order, rule, regulation, code or any government restrictions or requirement including, but not limited to, asbestos, petroleum products and "Hazardous Substances" and "Hazardous Wastes" (as such terms are defined in CERCLA and RCRA.)

          1.1.50    INCUMBENT:  As defined in the introductory paragraph.

          1.1.51    INCUMBENT DESIRED PATH:  As defined in SECTION 9.3.

          1.1.52    INCUMBENT EXCESS CAPACITY:  As defined in SECTION 9.1.2.

          1.1.53    INCUMBENT INITIAL ALLOCATION OF CAPACITY:  [***]




          1.1.54    INCUMBENT ITEMS:  As defined in SECTION 4.1.1(A).

          1.1.55 INCUMBENT OUT-OF-POCKET PATH FUNDING: [Path Replacement Costs -- ((i) Path PCS Recovery + (ii) any and all PathNet Funding for a given Path + (iii) AFUDC + (iv) Overhead)].

          1.1.56    INCUMBENT PAYMENT CAP:  As defined in SECTION 4.1.1(B).

          1.1.57    INCUMBENT REPRESENTATIVE:  As defined in SECTION 17.11.

          1.1.58    INITIAL PERIOD:  As defined in SECTION 3.2.1.

          1.1.59 INITIAL SYSTEM: The initial system with a 1 x 1 configuration which is comprised of the first 85 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 85 DS-1 protect channels.

          1.1.60 INTERCONNECTION: The point at which a private network is connected to (i) the PSTN, which can include IXC POPs, tandem access points, the central office, internet service providers, or major industrial customer points of presence or (ii) another private network.

          1.1.61 INTERFERENCE: Any measurable impairment in the performance of the System or the quality of the signals received or transmitted on the System.

          1.1.62 IXC: An inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

          1.1.63 JUDGMENT: Any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

          1.1.64 LATA: Local Access and Transport Area; one of 161 local geographic areas in the United States within which a local telephone company may offer telecommunications services.

          1.1.65 LOSSES: Any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest and penalties thereon) sustained, suffered or incurred by any Person, including the Parties hereto, arising from any matter which is the subject of indemnification under SECTION 14.

          1.1.66 MAINTENANCE SERVICES AGREEMENT: The Maintenance Services Agreement, by and between PathNet and Incumbent, as the same may be amended from time to time in accordance with its terms.

          1.1.67 MATERIAL ADVERSE EFFECT: Any event, fact, circumstance or occurrence, which results or would result in a material adverse change in or a material adverse effect on any of: (i) the condition (financial or otherwise), business, performance, operations, properties, or prospects of such Person; (ii) the legality, validity or enforceability of this Agreement; or (iii) the ability of such Person to perform its material obligations under this Agreement.

          1.1.68    MODIFICATIONS SOW:  As defined in SECTION 2.1 of SCHEDULE A.

          1.1.69 NETWORK MANAGEMENT SYSTEM: As defined in SECTION 7.6 of SCHEDULE A.

          1.1.70 NETWORK MONITORING CENTER: As defined in SECTION 7.5 of SCHEDULE A.

          1.1.71    NON-BREACHING PARTY:  As defined in SECTION 16.1.2.

          1.1.72    NOTICE OF ELECTION:  As defined in SECTION 14.3.

          1.1.73 OC-3 MULTIPLEXER: Any device that multiplexes capacity between the OC-3 and the DS-1 levels.

          1.1.74 OPERATOR: Northern Plains Natural Gas Company, Operator of Incumbent.

          1.1.75 ORDER WIRE: A service channel consisting of a 64,000 bit per second circuit between sites.

          1.1.76    OSHA:  The Occupational Safety and Health Act, as amended.

          1.1.77 OUTAGE: When the Bit Error Rate in each second is worse than 10-3 for a period of ten (10) consecutive seconds.

          1.1.78 PART 101: Part 101 of Title 47 of the Code of Federal Regulations, as amended.

          1.1.79 PARTNER: Shall mean partners of Incumbent and the partners of any Partner.

          1.1.80    PARTY:  As defined in the introductory paragraph.

          1.1.81 PATH: The spatial separation between two microwave tower facilities in the System.

          1.1.82 PATH PCS RECOVERY: The total amounts actually recovered from PCS bid winners on every Path comprising Segment A, as such amount may change from time to time.

          1.1.83 PATH REPLACEMENT COSTS: Total costs of the Incumbent Items as defined in SECTION 4.1.1(a)(i) herein for Segment A, as reasonably documented by PathNet and Incumbent, including Incumbent's Allowance for Funds Used During Construction ("AFUDC") + Incumbent's Overhead ("Overhead") deferred in accordance with generally accepted accounting principles per Path, PROVIDED, HOWEVER, that (i) the incremental costs of providing back-to-back terminals at every site over the cost of a repeater terminal for those sites planned by PathNet as repeater sites and (ii) any costs associated with multiplexing from the DS-1 to DS-0 levels are excluded from the definition of Path Replacement Costs. (Costs for any tower, shelter, right-of-way and infrastructure currently existing and owned by Incumbent are also excluded.)

          1.1.84    PATH STUDIES:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.85    PATHNET:  As defined in the introductory paragraph.

          1.1.86    PATHNET ALLOCABLE REVENUE PERCENTAGE:  [***]




          1.1.87 PATHNET EXCESS CAPACITY: At any given time, the telecommunications channels or DS-0's on a per mile basis that the System creates, transports and receives, less the capacity allocated to Incumbent and the protect channels, pursuant to the Channel Plan, as amended from time to time.

          1.1.88    PATHNET FUNDING:   Any payment made by PathNet to Incumbent
     for (i) Path Replacement Costs, (ii) any payment made by PathNet pursuant to SECTION 4.1.1(B), and (iii) or the value of any services provided by PathNet and included in Incumbent Items for Segment A and not paid for by Incumbent, provided PathNet Funding shall equal [Path Replacement Costs - (Incumbent Out-of-Pocket Path Funding + Path PCS Recovery + AFUDC + Overhead)].

          1.1.89 PATHNET SOFTWARE: The software (including applications software and systems software) owned or licensed from a third party by PathNet used to provide the services covered in this Agreement.

          1.1.90    PCN:  A Prior Coordination Notice sent pursuant to Part 101.

          1.1.91 PERMITS: Any and all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct such Person's business and to own, lease and operate such Person's properties as currently conducted, owned, leased or operated.

          1.1.92 PERSON: An individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

          1.193 POP: Point Of Presence - the interconnection between any two facilities based networks.

          1.1.94 PRE-COMMISSIONING TEST EQUIPMENT: All equipment required for the testing required to be performed on the System pursuant to SECTION 5 of SCHEDULE A, including, but not limited to, all required digital volt meters, optical power meters, oscilloscopes, RF signal generators, noise figure meters, noise figure test sets, RF variable attenuators, DADE adjust cables, receiver card extenders and extension cords.

          1.1.95    PRELIMINARY CONSTRUCTION SCHEDULE:  As defined in SECTION
     1.1 of SCHEDULE A.

          1.1.96    PROGRESS REPORT:  As defined in SECTION 4.1.2 of SCHEDULE A.

          1.1.97    PROJECT DRAWINGS:  As defined in SECTION 1.3 of SCHEDULE A.

          1.1.98 PROJECT MANAGEMENT PLAN: As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.99    PROJECT SCHEDULE:  As defined in SECTION 4.1.1 of SCHEDULE
     A.

          1.1.100 PROTECTION CONFIGURATION: An engineering plan under which channel capacity is protected either on a fully redundant basis or on a 1 x n protection basis.

          1.1.101   PSTN:  Publicly Switched Telephone Network.

          1.1.102   QUARTERLY REVENUE REPORT:  As defined in SECTION 9.10.

          1.1.103   RCRA:  Resource Conservation and Recovery Act, 42 U.S.C.
     SECTION 9601 ET SEQ., as amended.

          1.1.104 REQUIREMENT OF LAW: With respect to any Person, all Federal, state and local laws, rules, regulations, Judgments, injunctions, standards, codes, limitations, restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a court or other Governmental Authority or an arbitrator, applicable to or binding upon such Person, any of its property or any business conducted by it or to which such Person, any of its assets or any business conducted by it is subject.

          1.1.105   REVENUE:  As defined in SECTION 9.12.3.

          1.1.106   SECOND EXTENSION PERIOD:  As defined in SECTION 3.2.3.

          1.1.107 SEGMENT: The portion of a microwave communications network existing between two geographic points. For purposes of this Agreement, SEGMENT A is the portion of Incumbent's microwave communications network between Port of Morgan, Montana and Ventura, Iowa. For purposes of this Agreement, SEGMENT B is the portion of Incumbent's microwave communications network between Ventura, Iowa and the terminus of Incumbent's System in Illinois.

          1.1.108   SERVICES:  As defined in SECTION 7.1.

          1.1.109 SEVERELY ERRORED SECONDS: Any one second interval where the Bit Error Rate is greater than or equal to 1 x 10-3 at a DS-1 rate regardless of the cause of degradation affecting the channel error performance including, but not limited to, unprotected equipment failures and any other factors that contribute to poor performance.

          1.1.110 SONET: Synchronous Optical Network; a family of fiber-optic transmission rates from 51.84 Mbps to 13.22 Gbps, created to provide the flexibility needed to transport many digital signals with different capacities and to provide a standard to which manufacturers may design.

          1.1.111 SPACE DIVERSITY: Protection of a radio signal by providing a separate antenna on the same tower to assume the radio signal load when the regular transmission path on the primary antenna fades, thereby ensuring continuous transmission.

          1.1.112 SPARE PARTS: The equipment and parts provided by PathNet to Incumbent pursuant to the performance of Incumbent's obligations under the Maintenance Services Agreement.

          1.1.113   SPECIFICATIONS:  As defined in SECTION 7.2.

          1.1.114   STATION LOG BOOK:  As defined in SECTION 6.2 of SCHEDULE A.

          1.1.115 SUBCONTRACTORS: Any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

          1.1.116 SWITCHED MOD SECTION: A section of network between two adjacent back-to-back terminals.

          1.1.117 SYSTEM: The high-capacity digital SONET microwave radio equipment, antenna, waveguide, Facilities, Network Management System, all other equipment and materials related thereto, and FCC licenses and other licenses and Permits related thereof, operated for the purpose of transmitting, receiving and transporting telecommunications signals over Incumbent's Segments set forth on SCHEDULE B.

          1.1.118   SYSTEM BUDGET:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.119   SYSTEM DESIGN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.120   SYSTEM PAYMENT:  As defined in SECTION 4.3.2(A) for Segment
     B.

          1.1.121 TECHNOLOGY: Inventions, ideas, processes, formulas, and know-how.

          1.1.122   TOWER ANALYSIS:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.123 WAYSIDE CHANNELS: The additional DS-1 of telecommunications capacity within each radio beyond the base OC-3 capacity.

     1.2 TERMS GENERALLY. The definitions in SECTION 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereto unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation," "Articles of Incorporation," "charter," "organizational or constituent documents" or "Bylaws" of any Entity, to any agreement (including this Agreement) or other contract, instrument or document or to any agreement statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation to any corresponding provisions of successor statutes or regulations) up to and including the Effective Date. Any reference in this Agreement to a "day" or number and "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


SECTION 2.     RELATIONSHIP OF THE PARTIES

     2.1 INDEPENDENT CONTRACTOR, REPRESENTATIVE AND NETWORK MANAGER. Incumbent shall appoint PathNet and PathNet shall serve in the following capacities during the term of this Agreement:

          2.1.1 INDEPENDENT CONTRACTOR. As an independent contractor, PathNet will serve as Incumbent's representative in performing analytical pre-design and design services and installing, testing and ensuring the performance of the System, except that for any Capacity Expansion, PathNet shall serve as Incumbent's sole and exclusive representative in accordance with the terms and conditions set forth in SECTION 6 and in SCHEDULE A.

          2.1.2 EXCLUSIVE MARKETING REPRESENTATIVE. As the exclusive representative for the marketing and sale of Excess Capacity for Incumbent, PathNet will market and sell the Excess Capacity created by System, as described in SECTION 9.

          2.1.3 NETWORK MANAGER. In the role of a network manager, PathNet will serve as the point of contact for any Outage or trouble on the System and shall operate the Network Management System and the Network Monitoring Center as described in SECTION 7.5 and SECTION 7.6 of SCHEDULE A.

     2.2 NO JOINT VENTURE, ETC. The Parties expressly disclaim any intention to create, and nothing herein shall be construed as creating, a partnership, joint venture, agency or employment relationship between PathNet and Incumbent.

     2.3 RESTRICTIONS ON ACTIONS OF INCUMBENT. For the term of this Agreement, Incumbent shall not operate parallel microwave telecommunications facilities or systems to those set forth in SCHEDULE B for the purpose of selling or otherwise providing any capacity on such parallel facilities or systems.


SECTION 3.     TERM AND EXPIRATION

     3.1  TERM, EXTENSION PERIODS AND RENEWAL.

          3.1.1 TERM. This Agreement shall commence on the Effective Date and shall be in full force and effect until the later of the expiration of the Initial Period or any Extension Period of either Segment A or B, as set forth in this SECTION 3, or until terminated by Incumbent as provided in
     SECTION 3.3.

     3.2  INITIAL AND EXTENSION PERIODS

          3.2.1 INITIAL PERIOD. The initial term (the "INITIAL PERIOD") shall commence upon the receipt of the FCC common carrier license for Segment A and shall expire on the fourth (4th) anniversary of the Commissioning of Segment B.

          3.2.2 FIRST EXTENSION PERIOD. In the event the Average Sold Excess Capacity is at least ten percent (10%) during the Initial Period, the term of the Agreement shall be automatically extended for an extension period (the "FIRST EXTENSION PERIOD") commencing on the day after the expiration of the Initial Period and expiring on the tenth (10th) anniversary thereafter; provided PathNet shall notify Incumbent of its intent to exercise its option to extend the term of the Agreement at least one hundred and eighty (180) days prior to the end of the preceding term.

          3.2.3 SECOND EXTENSION PERIOD. In the event the Average Sold Excess Capacity is at least twenty percent (20%) during the Initial Period and the First Extension Period, the term of the Agreement shall be automatically extended for a second extension period (the "SECOND EXTENSION PERIOD") commencing on the day after the expiration of the First Extension Period and expiring on the tenth (10th) anniversary thereafter; provided PathNet shall notify Incumbent of its intent to exercise its option to extend the term of the Agreement at least one hundred and eighty (180) days prior to the end of the preceding term.

          3.2.4 SUBSEQUENT EXTENSIONS. Upon expiration of the Second Extension Period thereof this Agreement shall be automatically renewed for a one-year term, and at the end of such one-year term for additional one-year terms for each year thereafter, unless terminated by either Party upon written notice to the other Party to that effect delivered at least ninety (90) days before the end of the second extension period or any such one-year term.

     3.3 TERMINATION. To the extent PathNet (a) fails to make payment on the undisputed portion of any of the following payments: (i) Election Payment pursuant to the terms of SECTION 4.3.1(A), (ii) Any payment exceeding the amount of the Incumbent Payment Cap pursuant to SECTION 4.1.1(B), (iii) System Payment pursuant to SECTION 4.3.2(A), (iv) Payment of Revenue pursuant to SECTION 9.12.4; or (b) fails to meet the Average Sold Excess Capacity threshold as set forth in SECTION 3.2.2 and SECTION 3.2.3, Incumbent shall have the right to terminate this Agreement upon written notice to PathNet; provided that PathNet shall have the right to cure its default caused by the failure to make any payment pursuant to this SECTION 3.3(A), for a period of fifteen (15) days following receipt of the written notice of default from Incumbent.


SECTION 4.     COSTS

     4.1  INCUMBENT COSTS.

          4.1.1     INCUMBENT ITEMS AND INCUMBENT PAYMENT CAP

                    (a) INCUMBENT ITEMS. Incumbent shall pay for the services, functions, materials and other items listed in (i)
                         SECTION 1.A and (ii) SECTION 1.B of SCHEDULE C (collectively, the "INCUMBENT ITEMS") in the manner set forth in SECTION 4.1.2.

                    (b) INCUMBENT PAYMENT CAP. Incumbent shall pay an amount not to exceed [***]
                                                (the "INCUMBENT PAYMENT CAP") in
                         the aggregate for the performance and completion of the Incumbent Items for Segment A. PathNet shall pay for all amounts incurred over the Incumbent Payment Cap in the completion and performance of the Incumbent Items for Segment A provided that such costs will be included as part of the PathNet Funding. As soon as Incumbent is aware that the actual costs of Incumbent Items for Segment A will exceed the Incumbent Payment Cap, Incumbent shall notify PathNet to that effect.

          4.1.2     PAYMENT FOR INCUMBENT ITEMS.  Incumbent shall within thirty
     (30) days pay for any Incumbent Items upon receipt of an invoice or other bill from PathNet or from an equipment vendor or service provider (pursuant to any PathNet requested retention), provided PathNet has approved such purchase order, invoice or bill before any payment is made by Incumbent.

     4.2 INCUMBENT OPERATING AND ADMINISTRATION COSTS. Incumbent shall pay the operating and administration costs for Segments A and B, as set forth in SECTION 2 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of the Incumbent's performance of its obligations under this Agreement.

     4.3  PATHNET COSTS.

          4.3.1     SEGMENT A.

                    (a) ELECTION PAYMENT. At any time during the Election Period and from time to time, PathNet, in its sole discretion, shall have the right to pay Incumbent any amount of the Incumbent Out-of-Pocket Path Funding for the right to additional future Revenue from the sale of Excess Capacity on the System, provided any such payment shall be included as part of PathNet Funding (and the Incumbent Out-of-Pocket Funding shall be recalculated) and the percentage Revenue paid to Incumbent shall be adjusted pursuant to SECTION 5.1.1 to reflect an increase in PathNet Allocable Revenue Percentage. As of the date of completion of the Election Period or at any time during the Election Period, PathNet, in its sole discretion, shall pay Incumbent an amount equal to the current Incumbent Out-of-Pocket Path Funding for the applicable paths (as such Funding may be adjusted pursuant to any and all additional PathNet Funding) on at least ninety (90%) percent of Incumbent's Paths comprising Segment A of the System ("Election Payment"), provided the percentage Revenue paid to Incumbent shall be adjusted pursuant to SECTION 5.1.1. If PathNet fails to pay the

                         Election Payment upon completion of the Election Period, Incumbent shall have the right to terminate this Agreement.

          4.3.2     SEGMENT B.

                    (a) SYSTEM PAYMENT. Upon Commissioning of the Initial System on Segment B, PathNet shall pay Incumbent the quarterly payments as set forth in EXHIBIT C-2 to SCHEDULE C ("System Payment").

     4.4 PATHNET OPERATING AND ADMINISTRATION COSTS. PathNet shall pay for the operating and administration costs on Segments A and B, as set forth in SECTION 3 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of PathNet's performance of its obligations under this Agreement.

     4.5 CHANGE ORDERS. This Agreement anticipates (i) future issuance of change orders for equipment and services beyond the scope of this SECTION 4, and
(ii) PathNet's provision of related equipment and services in accordance with such orders. To the extent mutually agreed upon by the Parties, all such orders shall be deemed to be supplements to and governed by the terms of this Agreement; provided PathNet and Incumbent's Estimated Costs may be modified to reflect any agreed upon change orders.


SECTION 5.     REVENUE SHARING

     5.1  SEGMENTS A AND B.

          5.1.1 ALLOCATION OF CAPACITY AND REVENUE SHARING - SEGMENT A. PathNet shall provide Incumbent Initial Allocation of Capacity and pay to the Incumbent Revenue pursuant to the formulas set forth below: (i) upon Commissioning of the Initial System, a percentage of Revenue, if any, from the sale of PathNet Excess Capacity on Segment A of the Initial System equal to [***]

          5.1.2 REVENUE SHARING - SEGMENT B. PathNet shall pay to Incumbent the following Revenue pursuant to the formulas set forth below: [***]










     5.2  USE OF FACILITIES.

          5.2.1 RIGHT TO OPERATE. Incumbent shall provide to PathNet the exclusive right and PathNet shall have the right to install and operate the System (including, without limitation, full access to such System) at each of Incumbent's sites and Facilities, as set forth in SCHEDULE B, as is required and necessary for the performance of PathNet's rights and obligations under this Agreement.

          5.2.2 PEACEFUL ENJOYMENT, USE AND ACCESS. Incumbent shall grant to PathNet the right to the peaceful use, enjoyment and possession of the Facilities during the term of this Agreement as required for the performance of PathNet's rights and obligations under this Agreement, which rights shall include, but not be limited to (i) the right to use Incumbent's Facilities and (ii) upon the reasonable request by PathNet, the right to full and free access to Incumbent's Facilities and related equipment; PROVIDED, HOWEVER, any such access granted by Incumbent to PathNet shall be subject to the security, health and safety and other regulatory, procedural and policy requirements of Incumbent, as set forth in SECTION 5.4. PathNet's continuous and uninterrupted non-use of the Facilities for purposes described in this Agreement for one (1) year shall be sufficient to demonstrate abandonment unless PathNet shall have notified Incumbent in writing of its reasons for non-use.

          5.2.3 INTERFERENCE. During the term of this Agreement, Incumbent shall not license or otherwise permit any Person to use its Facilities (including the transfer of any rights to the Facilities) if the use of such Facilities by such Person would cause any Interference on the System. In the event another tenant of Incumbent causes any Interference on the System, Incumbent shall compel such tenant to immediately take all steps necessary to correct and eliminate such Interference, including, without limitation, enforcing provisions in any license or other agreement between Incumbent and such tenant and compelling such tenant to cease operation of such tenant's system, to remove such tenant's equipment or materials or to modify such tenant's equipment or materials. Incumbent acknowledges that any Interference shall cause irreparable harm to PathNet and the prompt cessation of Interference is material to PathNet's interest in the Facilities and PathNet's performance under this Agreement and, as such, PathNet shall be entitled to injunctive relief in the enforcement of this section.

     5.3 VISITING AND EXITING FACILITIES. Upon exiting any Facility, PathNet, on behalf of itself and its employees, agents and Subcontractors, shall ensure that such Facility is returned to a condition, which existed immediately prior to such visit.

     5.4 INCUMBENT SECURITY PROCEDURES, POLICY ON DRUGS AND ALCOHOL AND SAFETY REQUIREMENTS.

          5.4.1 INCUMBENT SECURITY PROCEDURES. At the request of Incumbent, PathNet shall require its employees, agents and Subcontractors upon any site visit to comply with Incumbent's reasonable security procedures in effect as of the Effective Date, which procedures are attached hereto as SCHEDULE E. If and to the extent Incumbent requires PathNet employees, agents or Subcontractors to be escorted to Incumbent facilities, such requirements shall be explicitly set forth in SCHEDULE E. Notwithstanding the foregoing, Incumbent shall allow PathNet employees, agents or Subcontractors to bring any testing equipment, photographic equipment or both video and audio recording equipment necessary for the performance of PathNet's obligations under this Agreement.

          5.4.2 INCUMBENT POLICY ON DRUGS AND ALCOHOL IN THE WORKPLACE. At the request of Incumbent, PathNet shall require its employees, agents or Subcontractors to comply with Incumbent's reasonable substance abuse policies and procedures in effect as of the Effective Date, which policies and procedures are attached hereto as SCHEDULE G.

          5.4.3 INCUMBENT SAFETY PROCEDURES. At the request of Incumbent, PathNet shall require its employees, agents and Subcontractors to comply with Incumbent's reasonable rules and regulations governing the health and safety of its employees in effect on the Effective Date, which rules and regulations are attached hereto as SCHEDULE H.

          5.4.4 CLEARANCES AND OTHER REQUIREMENTS. At the request of Incumbent, PathNet shall require its employees, agents or Subcontractors to
     (i) apply to Incumbent for any necessary reasonable clearances and (ii) comply with all other reasonable and applicable requirements, rules, regulations or ordinances regarding any Person's ability to have access to Incumbent's sites and Facilities.

     5.5 CO-LOCATION. Incumbent shall allow PathNet, at no additional charge, to co-locate at Incumbent's Facilities all equipment necessary to support the Interconnections set forth on EXHIBIT A-7 to SCHEDULE A and any additional interconnections equipment that may be added by PathNet from time to time and at any time during the term of this Agreement, subject to the limitations set forth in SECTION 3 of SCHEDULE A.

     5.6 REMOVAL OF EQUIPMENT. PathNet shall, at Incumbent's request, remove any or all Equipment from any Capacity Expansion from Incumbent's Facilities within sixty (60) days after the Expiration Date. In the event PathNet fails to perform such requested removal within such sixty (60) day period, as determined by Incumbent in its sole discretion, Incumbent may restore each site to its condition as of Commissioning, (reasonable wear and tear and damage from the elements excepted), and PathNet shall promptly pay Incumbent all costs reasonably incurred by Incumbent for such removal and restoration.

     5.7 REMOVAL OF HAZARDOUS MATERIALS. Within ninety (90) days after the Expiration Date, PathNet shall remove from Incumbent's sites any and all Hazardous Materials, which were brought to Incumbent's sites by PathNet during the term of this Agreement.


SECTION 6.     PROGRAM MANAGEMENT; PROJECT MANAGEMENT; PROJECT SCHEDULE

     6.1 PROGRAM MANAGER. In connection with the Services and other services performed by PathNet under this Agreement, PathNet shall provide a program manager whose duties shall include (i) supervising the project through design, installation and operation, (ii) supervising the project manager, (iii) overseeing the field manager and the other PathNet personnel, (iv) coordinating the business operations of the System including the sale of Excess Capacity as set forth in SECTION 9 and (v) ensuring the performance of PathNet's rights and obligations under this Agreement.

     6.2 PROJECT MANAGEMENT. In connection with the modifications and installation of the Facilities set forth in SECTION 2 and SECTION 4 of SCHEDULE A, PathNet shall provide a project manager, a field manager, an applications engineer and a project engineer, each of whom shall have the duties as set forth below:

          6.2.1 PROJECT MANAGER. PathNet shall provide a project manager whose duties shall include ensuring the overall functional integrity of the delivered System, the preparation, amendment and adherence to a construction schedule, and compliance with PathNet's other obligations under SCHEDULE A.

          6.2.2 FIELD MANAGER. PathNet shall provide a field manager whose duties shall include the oversight and direction of all on-site activities, the coordination of all Subcontractors and all required communication with the project manager.

          6.2.3 APPLICATIONS ENGINEER. PathNet shall provide an applications engineer, whose duties shall include the review and translation of the System configuration into specific hardware requirements, precise interface levels, intra and inter-rack cabling and all other necessary peripheral equipment, rack profiles and required Interconnection data.

          6.2.4 PROJECT ENGINEER. PathNet shall provide a project engineer whose duties shall include the performance of all planning and support activities and a detailed site survey to gather data for development of the installation plan and testing plan.

     6.3 PROJECT SCHEDULE. PathNet shall provide all reasonable efforts to construct Segments A and B within seven (7) months from the time all permits and approvals have been received; PROVIDED, HOWEVER, PathNet shall complete the installation and construction of

Segment A by no later than December 31, 1997 and Segment B by no later than the date of commencement of pipeline commercial operations.


SECTION 7.     SERVICES AND SYSTEMS SPECIFICATIONS

     7.1  SERVICES.

          7.1.1 SYSTEM DESIGN, MODIFICATION, INSTALLATION, OPERATION AND PERFORMANCE. PathNet and Incumbent shall perform their respective functions with respect to the design, modification, installation, operation and performance of the System as set forth on SCHEDULE A and in this
     SECTION 7 (the "SERVICES").

          7.1.2 UPGRADE OF SYSTEM. In the event PathNet sells at least fifty (50%) percent of the Average Sold Excess Capacity of the System configured at any time or can demonstrate commitments for the sale of such Average Sold Excess Capacity, PathNet may, at its own expense, upgrade the System and Equipment, and the System and Equipment operation policies and procedures, including, but not limited to, (i) replacing Equipment, (ii) adding newly available improved Equipment, and (iii) modifying policies, procedures and specifications relating to the System, to conform such policies, procedures and specifications with new Technology or industry standards.

          7.1.3 INCUMBENT TRAINING. PathNet shall provide to Incumbent the training as set forth on SCHEDULE J.

          7.1.4 PERFORMANCE OF THE SERVICES. PathNet shall have the right, subject to Incumbent's approval, such approval shall not be unreasonably withheld, to engage Subcontractors to perform any of the Services.

     7.2  SPECIFICATIONS.

          7.2.1 GENERAL. PathNet and Incumbent shall perform the Services in accordance with any and all technical and operational specifications set forth in SCHEDULE A (the "SPECIFICATIONS").

7.2.2     CHANNEL PLAN.

          (a) ORIGINAL CHANNEL PLAN. On the Effective Date, Incumbent shall deliver to PathNet a proposed T-1 channelization plan, as detailed in EXHIBIT A-4, setting forth its proposed capacity needs at each site listed on SCHEDULE B. Such capacity shall in no event exceed Incumbent Initial Allocation of Capacity and shall be subject to Drop and Insert capacity at each Switched Mod Section. PathNet shall incorporate Incumbent's proposed channelization plan into the Channel Plan subject to the limitations set forth above.

          (b) AMENDED CHANNEL PLAN. Incumbent shall have the right to modify, its allocated capacity (as described in the Channel Plan) along the network any time after Commissioning, provided that sufficient Drop and Insert capacity exists between each Switched Mod Section using available Wayside Channels to effect such modification, by providing written notice to PathNet to such effect. Within ninety (90) days after receipt of any such written notice from Incumbent, PathNet shall make such modification to the configuration of the Channel Plan at no charge to Incumbent. Incumbent shall not reconfigure the Channel Plan in any manner other than as set forth in this section.

          7.2.3 SPECIFICATIONS, STANDARDS AND INSPECTIONS. In connection with the Services set forth in SECTION 2 and SECTION 4 of SCHEDULE A, PathNet shall comply with the following requirements:

          (a) REASONABLE EFFORTS. PathNet shall use commercially reasonable efforts to ensure that the modification of the System set forth in SECTION 2 of SCHEDULE A and the installation of the System set forth in SECTION 4 of SCHEDULE A occur as expeditiously as possible.

          (b) INDUSTRY STANDARDS. All Services and materials supplied pursuant to SCHEDULE A must meet or exceed all applicable Specifications. Where Specifications are not stated, such work performed and materials supplied will meet all applicable provisions of the following standards: (i) EIA RS-195 (latest edition), (ii) EIA/TIA-222 (latest edition), (iii) American Society of Testing Materials A 325 and A 572, (iv) the applicable sections of the National Electric Code, (v) the American National Standards Institute, (vi) ACI 318-83, (vii) ACI-305, (viii) ACI-306, (ix) OSHA 29 CFR 1910 and (x) all other applicable Federal, state and local regulations of all Governmental Authorities with jurisdiction; PROVIDED, HOWEVER, in the case of a conflicting requirement of standards, the more stringent standard shall apply.

          (c) SITE INSPECTIONS. During the performance of the Services, Incumbent shall allow PathNet to perform site inspections at any hour, on any day subject to the access limitations set forth in
               SECTION 5.4.1.


SECTION 8.     OWNERSHIP, DEPRECIATION AND ENCUMBRANCE OF SYSTEM

     8.1  OWNERSHIP OF EQUIPMENT AND ASSETS.

          8.1.1 EQUIPMENT AND ASSETS OWNED BY INCUMBENT. Incumbent shall own the equipment and assets relating to Segments A and B of the System as set forth in SCHEDULE K.

          8.1.2 EQUIPMENT AND ASSETS OWNED BY PATHNET. PathNet shall own the equipment and assets relating to Segments A and B of the System as set forth in SCHEDULE K.

     8.2  DEPRECIATION OF EQUIPMENT.

          8.2.1 DEPRECIATION BY INCUMBENT. Incumbent shall have the right to fully depreciate for federal and state income tax purposes the equipment and assets currently owned or to be owned by Incumbent as listed in SCHEDULE K.

          8.2.2 DEPRECIATION BY PATHNET. PathNet shall have the right to fully depreciate for federal and state income tax purposes the equipment and assets currently owned or to be owned by PathNet as listed in SCHEDULE K.

     8.3  ENCUMBRANCE.

          8.3.1 INITIAL SYSTEM. PathNet shall not Encumber the radios, radio software, antenna or waveguide used in the Initial System on Segments A and B or any equipment or assets owned by Incumbent pursuant to SCHEDULE K, or otherwise owned or leased by Incumbent, or any real estate or infrastructure owned by Incumbent.

          8.3.2 OTHER EQUIPMENT, MATERIALS, AGREEMENTS AND ASSETS. PathNet shall have the right to Encumber (i) the Equipment used in any Capacity Expansion on Segment A and B or any other equipment owned by PathNet pursuant to SCHEDULE K, (ii) PathNet's share of Revenue as determined under SECTION 5 of this Agreement, (iii) any Customer Agreement relating to the System provided, however, that PathNet shall not encumber any of Incumbent's rights under said Customer Agreements, (iv) PathNet's rights in this Agreement and PathNet's rights in any related documents, instruments and agreements executed and delivered in connection with this Agreement and any rights and obligations hereunder or thereunder.

     8.4 TAXES. The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows: (i) each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes based on its net income or gross revenue and (ii) PathNet shall be responsible for any sales, use, excise, value-added services, consumption and other taxes and duties payable by Incumbent on any goods and services used or consumed in providing the services to be performed by PathNet under this Agreement, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of the tax is measured by Incumbent's costs in acquiring such goods or services; PROVIDED, HOWEVER, that PathNet shall not be responsible for any Federal, state or local income taxes of Incumbent or any franchise taxes of Incumbent.

     8.5 MAINTENANCE FOR SYSTEMS. Incumbent shall be responsible for the maintenance of the System pursuant to the terms of a separate written agreement to be entered into by the parties. The separate maintenance agreement shall provide for ongoing maintenance of PathNet's microwave facilities.


SECTION 9.     EXCESS CAPACITY MARKETING AND SALES

     9.1  EXCLUSIVE REPRESENTATIVE.

          9.1.1 PATHNET EXCESS CAPACITY. PathNet shall have the exclusive right to market and sell any and all PathNet Excess Capacity.

          9.1.2 INCUMBENT EXCESS CAPACITY. At any time and from time to time, Incumbent shall have the right to request in writing that PathNet serve as Incumbent's exclusive representative for the marketing and sale of all or any portion of the capacity allocated to Incumbent in accordance with the Channel Plan (the "INCUMBENT EXCESS CAPACITY"). In the event PathNet sells any Incumbent Excess Capacity, PathNet shall receive a
     marketing fee         [***]        of the revenue generated from the sale
     of such Incumbent Excess Capacity actually collected, less any applicable deduction set forth in SECTION 9.12.1 and SECTION 9.12.2 [***]
                                                                   Incumbent
     Excess Capacity shall be marketed on a pro rata basis with PathNet Excess Capacity.

          9.1.3 MARKETING AND SALE BY INCUMBENT. Incumbent or any Affiliates of Incumbent shall not market or sell any Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 9.3 to any third party without the prior written consent of PathNet; PROVIDED, HOWEVER, Incumbent may market and sell all or any portion of the Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 9.3, to Affiliates of Incumbent for and only for such Affiliates' internal communications needs and not for resale to third parties.

     9.2 REFERRALS OF CUSTOMERS BY INCUMBENT. Incumbent shall refer any potential third party customer of Excess Capacity to PathNet; PROVIDED that if Incumbent is successful at referring a new (and previously unsolicited by PathNet) Customer to PathNet, Incumbent shall receive a marketing fee not to
exceed         [***]                (in addition to other Revenue to be received
by Incumbent) from the sale of Excess Capacity on the System.

     9.3 PURCHASE OF AVAILABLE EXCESS CAPACITY BY INCUMBENT. Incumbent shall have the right to purchase Available Excess Capacity on any path or Segment of the System (each such path or Segment being referred to herein as an "INCUMBENT DESIRED PATH"), at a price equal to either (i) the lowest price paid to PathNet for like capacity and for a similar term by any purchaser during the one hundred eighty (180) days immediately preceding the purchase by Incumbent of capacity on such Incumbent Desired Path less twenty-five (25%) percent or (ii) if no PathNet Excess Capacity has been purchased on such Incumbent Desired Path during such one hundred eighty (180) day period, the last price paid for such Incumbent Desired Path less twenty-five (25%) percent; PROVIDED, HOWEVER, Incumbent shall in no event purchase more than twenty percent (20%) of the Available Excess Capacity on any Segment or path within the System at any given time.

     9.4 COMMERCIALLY REASONABLE EFFORTS. PathNet shall use commercially reasonable efforts to obtain the best available price and terms in the marketing and sale of any Excess Capacity. PathNet shall not, now or in the future, guarantee any Revenue disbursements nor does PathNet warrant its ability to sell the Excess Capacity.

     9.5 SELLING PRICES FOR EXCESS CAPACITY. Notwithstanding anything set forth herein to the contrary, PathNet shall have the right to (i) sell Excess Capacity at prices determined by PathNet to be appropriate on specific routes, which prices may be below or above current competitive market pricing, (ii) package the Excess Capacity in sales increments of DS-1's, DS-3's or OC-3's, or any other increments and (iii) aggregate the paths sold in various combinations, each as determined by PathNet in its sole discretion.

     9.6 BARTER ARRANGEMENTS. Incumbent shall be permitted to barter Incumbent Excess Capacity, with PathNet's assistance, for telecommunications capacity of other incumbents engaged by PathNet; PROVIDED, HOWEVER, PathNet shall have the right to approve any barter arrangement relating to Incumbent Excess Capacity, which approval shall not be unreasonably withheld. Neither PathNet nor Incumbent shall derive any fee from facilitating any such barter arrangements.

     9.7 ASSUMED NAME; TRADENAMES AND TRADEMARKS. PathNet shall have the right to market Excess Capacity under its name or any other assumed name, tradename or trademark which PathNet is authorized to use for such purpose; PROVIDED, HOWEVER, PathNet shall not use any trademark or tradename of Incumbent or any Affiliate of Incumbent in written material for purposes of marketing any Excess Capacity without the prior written consent of Incumbent.

9.8       CUSTOMER AGREEMENTS.

          9.8.1 AUTHORIZATION. PathNet shall negotiate, execute and deliver, on behalf of itself and Incumbent, all agreements and arrangements ("CUSTOMER AGREEMENTS") for customers of Excess Capacity, which Customer Agreements shall contain, terms and conditions determined by PathNet.

          9.8.2 APPROVAL AND CONSENT BY INCUMBENT. If the terms of any Customer Agreement require the written approval or consent of Incumbent as a condition to the execution, delivery or performance, Incumbent shall promptly provide such written approval or consent.

          9.8.3     USE OF INCUMBENT'S NAME IN CUSTOMER AGREEMENTS FORBIDDEN.
     In any customer agreements, PathNet shall not use Incumbent's name or name of Incumbent's Operator or any of its Affiliates or imply in any manner that Incumbent or its Operator or Affiliates are responsible in any manner for the services provided in any Customer Agreements. Incumbent shall have the right to review any Customer Agreements executed between PathNet and its customers to verify that the terms contained herein have not been violated.

          9.8.4 MODIFICATIONS TO SYSTEM. In the event that any Customer Agreement requires that the System be modified in any way, PathNet shall ensure that any such modifications (i) shall not compromise the integrity and performance of the System in accordance with the Specifications and
     (ii) shall be made at no additional cost to Incumbent.

     9.9  MAINTENANCE OF BOOKS AND RECORDS AND AUDIT PROCEDURES.

          9.9.1 BOOKS AND RECORDS. PathNet shall maintain and keep detailed and accurate books and records with regard to sales of Excess Capacity and the Revenue generated and collected from such sales.

          9.9.2 INCUMBENT REVIEW AND AUDIT PROCEDURES. No more than once during any consecutive twelve (12) month period, Incumbent shall be entitled to review and audit PathNet's books and records relating to the sale of Excess Capacity during business hours upon ten (10) days written notice to PathNet. Incumbent shall not have the right pursuant to this
     SECTION 9.9.2, to review or audit PathNet's corporate income statements, balance sheets or other forms of general corporate reporting. Incumbent shall not disclose, at any time before or after the Expiration Date, any information related to PathNet or PathNet's business obtained by Incumbent pursuant to a review or audit performed under this SECTION 9.9.2 unless such information has previously come into the public domain (other than through unauthorized disclosure) or except as required by law.

          9.9.3 EXPENSES OF INCUMBENT REVIEWS AND AUDITS. Incumbent shall pay the cost of any such review or audit performed pursuant to SECTION 9.9.2.

          9.9.4. APPROVAL OF AUTHORIZED REPRESENTATIVE. In the event that Incumbent hires an authorized representative of Incumbent to perform any such review or audit pursuant to SECTION 9.9.2, PathNet shall have the right to approve such authorized representative before any access is granted to such authorized representative to PathNet's books and records, which approval shall not be unreasonably withheld.

     9.10 QUARTERLY REVENUE REPORTS. PathNet shall issue to Incumbent quarterly Revenue reports substantially in the form of SCHEDULE L (each a "QUARTERLY REVENUE REPORT") within thirty (30) days after the end of each calendar quarter. Each such Quarterly Revenue Report shall be an unaudited statement produced by PathNet.

     9.11 ANNUAL CERTIFIED REVENUE REPORTS. PathNet shall provide to Incumbent on an annual basis an audited annual revenue report from a national accounting firm.

     9.12 COLLECTION AND PAYMENT OF REVENUE.

          9.12.1 COSTS OF COLLECTION. PathNet shall deduct any costs reasonably incurred by PathNet in connection with the collection of any and all delinquent Revenue, including, but not limited to, the cost of any legal actions, collection fees, court proceedings, audits, or other enforcement actions. PathNet shall deduct such costs from gross revenue collected prior to the disbursement of such revenue to PathNet and Incumbent pursuant to SECTION 5.1 and SECTION 9.

          9.12.2 TAXES ON GROSS REVENUE. The amount of any taxes on gross revenue paid by PathNet on behalf of Incumbent shall be deducted from any revenue to be disbursed to Incumbent prior to disbursement of such revenue as set forth in this SECTION 9.12.

          9.12.3 DEFINITION OF REVENUE. For purposes of this Agreement, "REVENUE" shall mean the gross revenue generated from the sale of Excess Capacity actually collected less any deductions set forth in SECTION 9.12.1 and SECTION 9.12.2.

          9.12.4 PAYMENTS TO INCUMBENT. PathNet shall pay Incumbent its allocated portion of Revenue actually received from the sale of Excess Capacity either monthly or within thirty (30) days after the end of each calendar quarter in accordance with the payment instructions set forth in SCHEDULE M. If such payments are to be made quarterly, during the quarter, until payment, PathNet shall place the Revenue due to Incumbent in an interest bearing escrow account in the name of the Incumbent.

          9.12.5 INTEREST EARNED ON UNDISTRIBUTED REVENUE. Incumbent shall retain any and all interest earned on any Revenue collected but not yet distributed to Incumbent in accordance with SECTION 5.1 and SECTION 9.

          9.12.6 INCUMBENT'S ASSIGNEES OF REVENUE. Incumbent shall have the right to designate other entities to receive its disbursements by written notice to PathNet to such effect; PROVIDED, HOWEVER, any such designation by Incumbent shall not relieve Incumbent of any tax liability resulting from its receipt of such disbursements pursuant to SECTION 5.1 and SECTION 9.

SECTION 10.    FCC LICENSES AND OTHER REGULATORY APPROVALS AND LICENSES

     10.1 FCC RULES AND REGULATIONS.

          10.1.1    MICROWAVE RADIO STATION LICENSES.

               (a)  Segments A and B.

               i. PREPARATION AND FILING OF FORMS 415. PathNet shall prepare and timely file all required Form 415, Applications for Authorization in the Microwave Services (each a "FORM 415"), or any successor forms, documents or instruments to such Form 415 as the FCC may prescribe, including but not limited to, the preparation or ordering of all frequency coordinations required pursuant to SCHEDULE B and SCHEDULE C of Form 415, in order to own, operate and sell the Excess Capacity of Segments A and B of the System in accordance with the terms and conditions of this Agreement.

               ii. IDENTITY OF LICENSEE. All Microwave Radio Station Licenses issued by the FCC relating to the Initial System of Segments A and B shall be licensed in the name of Incumbent or a wholly-owned subsidiary of Incumbent. All Microwave Radio Station Licenses issued by the FCC relating to any Capacity Expansion on Segments A and B shall be licensed in the name of PathNet or a wholly-owned subsidiary of PathNet. Incumbent shall be permitted to continue to own and be licensed as a private microwave operator at the stations licensed to PathNet relating to Segments A and B of the System, provided that (i) such private licenses are for different frequency pairs than those assigned to the System (including, but not limited to, any Capacity Expansion of the System) and (ii) such private licenses are permitted under the FCC Code.

               iii. MAINTENANCE OF LICENSE.  PathNet shall maintain in good standing each Microwave Radio Station License relating to the System, including, but not limited to, preparing and filing any required amendments to the Forms 415 relating to the System and submitting and filing any supplementary information as required by the FCC.

          10.1.2 COMMON CARRIER REPORTING OBLIGATIONS. Incumbent and PathNet shall prepare and file all forms, reports, instruments, documents and agreements required by the FCC and FCC Code relating to Incumbent's status as a "common carrier" under the FCC Code.

          10.1.3 TARIFF FILINGS. PathNet shall prepare and timely file all tariff applications pursuant to 47 CFR 61, as amended, or any successor statute, rule or regulation and shall request and file all necessary waivers of such tariff requirements, as determined by PathNet in its sole discretion.

          10.1.4 FREQUENCY COORDINATION NOTICES. During the term of this Agreement, PathNet shall prepare and send all required frequency coordination notices required under 47 CFR 101.103, as amended, or any successor statute, rule or regulation and shall respond as appropriate to all PCNs received by PathNet or Incumbent relating to the System.

          10.1.5 DELIVERY OF COPIES. PathNet shall provide to Incumbent a copy of all filings and submissions with the FCC, relating to the System within thirty (30) days of such filings and submissions.

          10.1.6 ASSISTANCE IN PREPARATION OF LICENSE APPLICATIONS. Upon request by PathNet and in a timely manner, Incumbent shall provide to PathNet all information necessary for the completion of all required filings and submissions with the FCC including, but not limited to Incumbent's authorized signature on any filings or other submissions to the FCC or any documents, instruments or agreements completed in connection with such filings and submissions.

          10.1.7 FUTURE CHANGES IN FCC REQUIREMENTS. If FCC requirements relating to the Form 415, common carriers, frequency coordination or any other matters relating to the System change or are modified, PathNet shall be responsible for compliance with such new requirements including, but not limited to, the payment of any costs or fees associated therewith and Incumbent shall cooperate with PathNet with respect to such compliance; PROVIDED, HOWEVER, if the FCC establishes user fees or other such fees relating to the frequencies used in and the communications business conducted over the System, the cost of such additional fees shall be divided between PathNet and Incumbent, as determined by PathNet and Incumbent at such time. In the event that fees are required for any FCC mandated Universal Service Support Mechanism or any universal service fund obligations are required by any federal or state law or regulation, PathNet shall be solely responsible for such fees or obligations.

          10.1.8 SPECTRAL LOADING REQUIREMENTS. PathNet shall (i) ensure that the System, as licensed, shall comply with all spectral loading requirements set forth in 47 CFR 101.141, or any successor statute, rule or regulation or (ii) obtain a waiver of any or all of such requirements; PROVIDED, HOWEVER, if the System does not meet such spectral loading requirements and PathNet is unable to obtain a waiver of such requirements, PathNet shall have the right to modify the System to a hot-standby Protection Configuration until such time as the spectral loading requirements can be met.

          10.1.9 DEFAULT IN FCC LICENSE. In the event that the FCC institutes a penalty against or fine imposed on PathNet, Incumbent, or the System, due to non-compliance with any FCC requirements, PathNet shall promptly pay such penalty or fine (in the case such penalty or fine is instituted as the result of an act or omission on the part of PathNet) or Incumbent shall promptly pay such penalty or fine (in the event such penalty or fine is instituted as the result of an act or omission on the part of Incumbent).

     10.2 ZONING REQUIREMENTS. Incumbent shall be responsible for compliance with all zoning requirements applicable to the System and its Facilities, including, but not limited to, the Facilities. Incumbent shall advise PathNet of zoning requirements, which, in the reasonable opinion of Incumbent, differ from those generally applicable to microwave facilities. PathNet shall provide to Incumbent all required information and shall cooperate with Incumbent in connection with Incumbent's compliance with all zoning requirements pursuant to this SECTION 10.2.

     10.3 BUREAU OF LAND MANAGEMENT REQUIREMENTS. Incumbent shall be responsible for compliance with all United States Department of Interior Bureau of Land Management requirements applicable to the System and its Facilities, including, but not limited to, the Facilities. PathNet shall provide Incumbent with all requested information and shall cooperate with Incumbent in connection with Incumbent's compliance with such United States Department of Interior Bureau of Land Management requirements pursuant to this SECTION 10.3.

     10.4 TOWER REGISTRATION. Incumbent shall ensure compliance with all FAA and FCC tower registration requirements including, but not limited to, the preparation of any filings with or the obtaining of any waivers or extensions from the FAA or FCC. Incumbent shall promptly notify PathNet of any deficiency on non-compliance with any such tower registration requirements, filings, waivers or extensions.


SECTION 11.    INSURANCE

     11.1 DELIVERY OF CERTIFICATES OF INSURANCE. Upon Incumbent's request and prior to the commencement of any Services by PathNet, PathNet shall deliver to Incumbent Certificates of Insurance relating to PathNet's Commercial General Liability Insurance Policy, Workers Compensation Insurance Policy, Automobile Liability Insurance and Excess Liability Insurance Policy.

     11.2 PATHNET INSURANCE COVERAGE. During the term of this Agreement, PathNet shall maintain the types of insurance at the coverage limits set forth below:

          11.2.1 WORKERS COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE. Workers Compensation Insurance with a limit of not less than $500,000;

          11.2.2 COMMERCIAL GENERAL LIABILITY INSURANCE. Commercial General Liability Insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate;

          11.2.3 AUTOMOBILE LIABILITY INSURANCE. Automobile Liability Insurance, which includes coverage for non-owned and hired vehicles with a limit of not less than $1,000,000; and

          11.2.4 EXCESS LIABILITY INSURANCE. Excess Liability Insurance with a limit of not less than $4,000,000.

     11.3 INCUMBENT INSURANCE COVERAGE. Incumbent shall maintain insurance coverage on the System which coverage shall include general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the business and activities in which the Incumbent is engaged, in amount which are adequate in relation to the business and properties of Incumbent, and all premiums to date have been paid in full.

     11.4 PROOF OF LICENSED SUBCONTRACTORS. Upon reasonable request of Incumbent, PathNet shall provide to Incumbent proof of licensing and certification of insurance for coverage in types and amounts as set forth in SECTION 11.2 for any Subcontractors engaged by PathNet to provide Services, during the term of such engagement.


SECTION 12.    SOFTWARE AND PROPRIETARY RIGHTS

     12.1 PATHNET SOFTWARE. PathNet retains all right, title and interest in and to PathNet Software. As of the Effective Date and pursuant to the PathNet Sublicense Agreement attached hereto as SCHEDULE N, Incumbent is granted a nonexclusive sublicense to use PathNet Software for the sole purpose of receiving the services pursuant to this Agreement. PathNet Software will be made available to Incumbent in such form and on such media as exists on the Effective Date, together with existing documentation and any other related materials. Incumbent shall not be permitted to use PathNet Software for the benefit of any entities other than PathNet without the prior written consent which may be withheld at PathNet's sole discretion. Except as otherwise requested or approved by PathNet, Incumbent shall cease all use of PathNet Software upon expiration of this Agreement.

     12.2 PROPRIETARY RIGHTS. Incumbent acknowledges and agrees that all or portions of the information and materials, including but not limited to the PathNet Software and related documentation to be supplied by PathNet hereunder are owned by PathNet and/or others and are proprietary in nature. Incumbent also acknowledges and agrees that PathNet and/or its suppliers have and will retain all proprietary rights in such information and materials. Incumbent (i) shall respect such claim of proprietary right, (ii) shall protect such information at least to the extent that it protects its own proprietary information, (iii) shall not use such information except for the purposes for which its is being made available as set forth in this Agreement and (iv) shall not reproduce, print, disclose, or otherwise make said information available to any third party, in whole or in part, in whatever form.


SECTION 13.    REPRESENTATIONS AND WARRANTIES

     13.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each Party hereby represents and warrants the other Party as follows:

          13.1.1 DUE INCORPORATION AND FORMATION; AUTHORIZATION OF AGREEMENTS; BINDING EFFECT. Such Party is a corporation or partnership, as the case may be, duly formed or organized, and validly existing under the laws of its state of incorporation or organization, and has the corporate or partnership authority to own its property and carry on its business as owned and carried on as of the Effective Date. Such Party is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate or partnership authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Party and this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies.

          13.1.2 NO CONFLICT; NO DEFAULT. Neither the execution or delivery of this Agreement by such Party, nor (except as would not have a Material Adverse Effect on such Party), the performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby in accordance with the terms and conditions hereof: (i) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other governing documents) of such Party or any material agreement or instrument to which such Party is a party or by which such Party may be bound, (ii) will conflict with, violate or result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any contract to which such Party is a party or by which such Party is or may be bound or to which any equity interest held by such Party or any of its material properties or assets is subject or (iii) will result in the creation or imposition of any Encumbrance upon any equity interest held by such Party or any of the other material properties or assets of such Party, other than Permitted Encumbrances.

          13.1.3 NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign, is required to be obtained by such Party in connection with the execution and delivery of this Agreement. If and to the extent any such consent, approval, order, or communication of registration, delcaration or filing with any Governmental Authority, domestic or foreign is required to perform under this Agreement or to consummate the transaction contemplated hereby, such Party shall use good faith efforts to obtain such consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign.

          13.1.4 COMPLIANCE WITH LAWS AND REGULATIONS. That such Party is not and that the performance of its obligations under this Agreement will not result in a violation in any respect of (i) any applicable Federal, state, local or foreign laws, ordinances, regulations, rulings and orders of government agencies applicable to its business in any respect the violation of which could have a Material Adverse Effect (including Requirements of Law relating to pollution, protection of the environment, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or regulated substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants or other such hazardous or regulated substances or wastes) or (ii) any applicable order, Judgment, injunction, award or decree in any respect which could have a Material Adverse Effect on such Party.

          13.1.5 PERMITS. Such Party has or will obtain all authorizations, approvals, consents, licenses, Permits and certificates (including, but not limited to all required approvals from the FCC) necessary to conduct their respective businesses and to own, lease and operate its properties as currently or anticipated to be conducted, owned, leased or operated, as the case may be, for which the failure to possess would result in a Material Adverse Effect. No violations are outstanding or uncured with respect to any such Permits and no proceeding is pending to revoke or limit any Permit.

          13.1.6 LABOR MATTERS. Such Party has complied in all material respects with all applicable Federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours, employee benefit plans and the payment of social security taxes, and is not liable for any arrears of wages or any tax related thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing, and neither has received a notice to the contrary from any Governmental Authority. Such Party has not suffered any strike, slowdown, picketing or work stoppage by any union or other group or employees affecting the business of such Party, and no such event or action is threatened.

          13.1.7 NO DISCRIMINATION. Such Party currently subscribes and offers and will continue to subscribe and offer to all customers, employees, licensees, and invitees the opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of such Party without discrimination because of race, creed, color, sex, age, national origin or ancestry, in accordance with all applicable Federal, state, and local laws relating to equal opportunity and discrimination.

          13.1.8 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PATHNET NOR INCUMBENT MAKES ANY OTHER EXPRESS WARRANTY AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. PATHNET AND INCUMBENT HEREBY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     13.2 REPRESENTATIONS AND WARRANTIES OF PATHNET.

          13.2.1    HAZARDOUS MATERIALS.  PathNet represents and warrants that
     (i) PathNet is and shall remain in compliance with any and all Federal, state or local laws, regulations or permits in regard to Hazardous Materials, (ii) PathNet shall report to Incumbent and to applicable Governmental Authorities any release of reportable quantities of a hazardous substance as mandated by SECTION 103 (A) of CERCLA and (iii) PathNet will, within five (5) Business Days of receipt, send to Incumbent a copy of any notice, order, inspection report or other document issued by any government authorities relating to PathNet's status with environmental or health and safety laws.

          13.2.2 SERVICES. PathNet warrants (i) that the Services will be performed in a workmanlike manner and (ii) that it has or will obtain agreements or arrangements with its employees, agents and Subcontractors sufficient to allow it to provide Incumbent with the Services;

          13.2.3 TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. Except as set forth herein, PathNet has good and marketable title to all assets necessary for the conduct of PathNet's business and for the transactions contemplated by this Agreement free and clear of all Encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of material, carriers, landlords and like persons, all of which are not yet due and payable and
     (iii) Encumbrances of a character that do not substantially impair the ability of PathNet to carry out its obligations under this Agreement.

     13.3 REPRESENTATIONS AND WARRANTIES OF INCUMBENT.

          13.3.1 INDEPENDENT INVESTIGATION. Incumbent represents and warrants that it has independently investigated the potential for the success of PathNet's ability to create, aggregate and sell Excess Capacity and has not relied upon any inducements or representations of PathNet or its agents, other than those contained in this Agreement.

          13.3.2 TITLE TO ASSETS, PROPERTIES AND RELATED MATTERS. Except as set forth herein, Incumbent represents and warrants that it has good and marketable title to all the properties, interests in properties and assets, real, personal or mixed, (or the right to occupy said property by virtue of easements, leases, permits, licenses or right-of-way grants) as set forth on SCHEDULE D for Segment A (including, but not limited to, any rights-of-way, leasehold interests, easements, and rights necessary to insure vehicular and pedestrian ingress and egress to and from any such properties or assets), free and clear of all Encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialman, landlords and like persons, all of which are not yet due and payable and (iii) Encumbrances of a character that do not substantially impair the ability of Incumbent to carry out its obligations under this Agreement.

          Incumbent is in the process of acquiring the property rights necessary for the transactions contemplated by this Agreement on Segment B, but makes no representations or warranties as to its ability to acquire such property rights.

SECTION 14.    INDEMNIFICATION

     14.1 INDEMNIFICATION BY INCUMBENT. Incumbent agrees to indemnify, defend and hold harmless PathNet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          14.1.1 Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to PathNet by Incumbent.

          14.1.2 Any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of Incumbent set forth in this Agreement.

          14.1.3    (i) Any personal injury, disease or death of any Person,
     (ii) damage to or loss of any property, money damages or specific performance owed to any Person (by contract or operation of law) or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties, injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Incumbent, its employees, Subcontractors or agents.

     14.2 INDEMNIFICATION BY PATHNET. PathNet agrees to indemnify, defend and hold harmless Incumbent, its Partners, Operator, and Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          14.2.1 Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to Incumbent by PathNet.

          14.2.2 Any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of PathNet set forth in this Agreement.

          14.2.3    (i) Any personal injury, disease or death of any person,
     (ii) damage to or loss of any property, money damages or specific performance owed to any Person (by contract or operation of law) or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of PathNet, its employees, Subcontractors or agents.

          14.2.4 Any Losses, causes of action or suits arising out of Customer Agreements.

     14.3 INDEMNIFICATION PROCEDURES. With respect to any claims, the following procedures shall apply:

          14.3.1 NOTICE. Promptly after receipt by an entity entitled to indemnification under SECTION 14.1 or SECTION 14.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

          14.3.2 PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and
     (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the section (a) above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim.
     In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election, if such amount was agreed to without the written consent of the indemnitor.

          14.3.3 PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

     14.4 SUBROGATION. In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to SECTION 14.1 or SECTION 14.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

SECTION 15.    LIABILITY OF THE PARTIES TO EACH OTHER

     15.1 LIABILITY GENERALLY.  Subject to the specific provisions of this
SECTION 15, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement and failure to cure such nonperformance as set forth in SECTION 16.1.2.

     15.2 LIABILITY RESTRICTIONS.

          15.2.1 SUBJECT TO SECTION 15.2.2 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE

     TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

          15.2.2 The limitations set forth in SECTION 15.2.1 shall not apply with respect to: (i) damages occasioned by the willful misconduct or gross negligence of a Party, (ii) damages occasioned by improper or wrongful termination of this Agreement or (iii) damages occasioned by a violation of
     SECTION 12 of this Agreement.

          15.2.3 Each Party shall have a duty to mitigate damages for which the other Party is responsible.

          15.2.4 Each Party shall be liable to the other Party for any actual damages as set forth in SECTION 15.1 only if, and to the extent that the aggregate of all losses arising from or in connection with any such failure to perform obligations in the manner required by this Agreement exceeds ten thousand dollars ($10,000.00).

          15.2.5 PathNet agrees that all claims arising from and out of the terms of this Agreement shall be limited to the assets of Incumbent and that all rights or remedies at law or in equity against Incumbent's Partners by PathNet, its successors, assigns and representatives are hereby expressly waived.

     15.3 FORCE MAJEURE. No Party shall be liable for any breach, default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, Requirements of Law relating to the System or to the sale of Excess Capacity, or any other cause beyond the reasonable control of such Party (a "FORCE MAJEURE EVENT"), (ii) provided the non-performing Party is without fault in causing such breach, default or delay, and such breach, default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

SECTION 16.    INFORMAL DISPUTE RESOLUTION; ARBITRATION

     16.1 INFORMAL DISPUTE RESOLUTION.

          16.1.1 ROLE OF PROGRAM MANAGER. In the event Incumbent has a dispute, controversy or other complaint relating to PathNet's performance of PathNet's rights and obligations under this Agreement, Incumbent shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If Incumbent is not satisfied with the resolution provided by the Program Manager, Incumbent may resort to the arbitration procedures set forth in this SECTION 16.

          16.1.2 NOTICE OF BREACH, CURE AND REMEDIES. In the event of a material breach by either PathNet or Incumbent (the "BREACHING PARTY"), the other Party (the "NON-


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

     BREACHING PARTY") shall send by certified mail a written notice of such material breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, or the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the arbitration procedures set forth in SECTION 16.2 to resolve whether such breach has been cured.

          16.1.3 SCOPE OF ARBITRATION AND DISPUTE RESOLUTION. SECTION 16 and the arbitration and dispute resolution mechanisms provided herein shall not apply to Incumbent's right to terminate this Agreement as provided in
     SECTION 3.3.

     16.2 ARBITRATION.

          16.2.1    ARBITRATION; RESOLUTION OF DISPUTES.  Except as provided in
     SECTION 16.1.3, any and all disputes and controversies between Incumbent and PathNet concerning the negotiation, interpretation, performance, determination of amounts due either Party, breach or termination of this Agreement (each a "DISPUTE") shall be subject to resolution as set forth in this SECTION 16.

          16.2.2 SETTLEMENT DISCUSSIONS. Subject to SECTION 16.1, any Dispute shall be attempted to be resolved first through amicable settlement discussions and each Party shall bear its own costs of such settlement discussions. Each Party hereby agrees to use good faith efforts to reach a settlement through such amicable settlement discussions.

          16.2.3 REFERRAL TO BINDING ARBITRATION. In the event the Parties fail to reach a settlement of the Dispute pursuant to settlement discussions in accordance with SECTION 16.2.2, each Party shall have the right, but not the obligation, to refer such Dispute for final resolution by binding arbitration in accordance with the Center for Public Resources' (the "CENTER") Rules for Non-Administered Arbitration of Business Disputes (the "ARBITRATION RULES").

          16.2.4 BINDING EFFECT. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

          16.2.5 USE OF COURTS AND OTHER LEGAL REMEDIES. Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.

     16.2.6    ARBITRATION PROCESS.

               (a) NOTICE. If the Parties cannot resolve a Dispute to their mutual satisfaction pursuant to SECTION 16.2.2, either Party may deliver to


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

                    the other Party a written notice in accordance with the Arbitration Rules.

               (b) SITE AND ARBITRATION TRIBUNAL. Absent agreement to the contrary by the Parties, the arbitration will be conducted in Omaha, Nebraska by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction, PROVIDED, HOWEVER, in the case of particular witnesses not subject to subpoena at the designated hearing site, hearings may be held at any place designated by the arbitrators where such witnesses can be compelled to attend, and, with the consent of the Parties, before a single member of the arbitration tribunal. Within thirty (30) days after the filing of the notice of arbitration, each Party must select one (1) arbitrator and a third arbitrator will be selected by agreement of the two
                    (2) arbitrators selected by the Parties. If either Party fails to select an arbitrator or there is no agreement on the selection of the third arbitrator, the Center will select such arbitrators.

               (c) TRANSCRIPTS AND EVIDENCE. Both Parties shall cause a written transcript of all proceedings and testimony shall be kept and the cost of such transcript shall be borne equally by the Parties pending the final award. All documents that either Party proposes to offer in evidence, except for those objected to by the other Party, shall be deemed to be self-authenticating.

               (d) APPLICABLE LAW. The arbitrator shall determine the claims of the Parties and render their final award in accordance with the governing law of this Agreement as set forth in
                    SECTION 17.5. Notwithstanding anything set forth in the Arbitration Rules to the contrary, the provisions of this
                    SECTION 16 shall govern any arbitration proceeding brought in relation to this Agreement or the transactions contemplated thereby.

               (e) SANCTIONS. The Parties acknowledge that, in addition to any other remedy allowed or specified in or under the Arbitration Rules, the failure of a Party to comply with any interim, partial or interlocutory order, after due notice and opportunity to cure such non-compliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting Party may be stricken and partial or final award entered against such Party, as determined by the arbitrators in their sole discretion, sanctions as such arbitrators deem appropriate.

               (f) LIMITATION ON AWARDS. Except as provided in SECTION 15.2.2, arbitrators may not award (i) incidental, special, consequential or


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

                    punitive damages in the resolutions of any Dispute and the Parties hereby waive all rights to and claims for monetary awards other than compensatory damages, (ii) the right to terminate this Agreement or any of the rights and obligations hereunder, or (iii) any other right or remedy that contravenes the terms and conditions of this Agreement.

               (g) PERIOD OF LIMITATIONS. In the event the Party claiming a Dispute does not institute binding arbitration within one
                    (1) year after the commencement of settlement discussions pursuant to SUBSECTION 16.2.2, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

               (h) ARBITRATION AWARD. Any arbitration award must be in writing and must contain findings of fact and conclusions of law upon which the arbitrators relied in making the decision relating to such award.

               (i) ATTORNEYS' FEES. The arbitrator shall award the reasonable cost, including attorneys' fees, to the prevailing Party.


SECTION 17.    MISCELLANEOUS

     17.1 NOTICES. All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signatories as having full rights and responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a Party at its address set forth below or as amended by notice pursuant to this SECTION 17.1. If not received sooner, notice by mail shall be deemed received five (5) business days after deposit in the U.S. mail. All notices shall be delivered as follows:

          If to PathNet:
               Michael A. Lubin, Esquire
               Vice President and General Counsel
               PathNet, Inc.
               1015-31st Street, NW
               Washington, DC  20007
               Tel: 202.625.7284
               Fax: 202.625.7369

          If to Incumbent:
               Mr. Al Behrens
               Director, Functional Strategies
               Northern Border Pipeline Company
               1111 South 103rd Street

               Omaha, NE  68103-0330
               Tel:  (402) 398-7135
               Fax:  (402) 398-7874

     17.2 BINDING NATURE; ENTIRE AGREEMENT. PathNet and Incumbent acknowledge that (i) each has read and understands the terms and conditions of this Agreement and agrees to be bound by such terms and conditions, (ii) this Agreement shall be binding on each of PathNet and Incumbent and their respective successors and assigns, (iii) this Agreement is the complete and conclusive statement of the agreement between the Parties, (iv) this Agreement supersedes any and all prior agreements and arrangements between the Parties and all understandings and agreements, oral and written, heretofore made between Incumbent and PathNet are merged in this Agreement which alone, fully and completely expresses their agreement on the subject matter of this Agreement and
(v) this Agreement sets forth the entire agreement on the subject matter hereof.

     17.3 AMENDMENT. No modifications of, additions to or waiver of this Agreement shall be binding upon Incumbent or PathNet unless such modification, addition or waiver is in writing and signed by an authorized representative of each Party.

     17.4 SEVERABILITY. If any term or provision of this Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then such term or provision shall be inoperative and void insofar as it is in conflict with the law, but the remaining terms and provisions of this Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.

     17.5 GOVERNING LAW. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed and interpreted in accordance with the laws of the State of Nebraska (other than the choice of law rules thereof).

     17.6 SURVIVAL. Any provision of this Agreement which completes performance or observance subsequent to any termination or expiration of this Agreement shall survive such termination of expiration and continue in full force and effect.

     17.7 ASSIGNMENT. At any time and from time to time, PathNet shall have the right to assign this Agreement or any of PathNet's rights and obligations under this Agreement; provided, that in no event shall any such assignment relieve PathNet of its obligations under this Agreement. Incumbent may not or shall not have the right to assign this Agreement or any of its rights and obligations hereunder, PROVIDED, HOWEVER, Incumbent may assign its right and obligations, in whole but not in part, under this Agreement without the approval of PathNet, to any entity which acquires all or substantially all of the assets of Incumbent or to any subsidiary, Affiliate or successor in a merger or consolidation of Incumbent; provided, that in no event shall any such assignment relieve Incumbent of its obligations under this Agreement.



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

     17.8 WAIVER. Failure or delay on the part of Incumbent or PathNet to exercise any right, power or privilege under this Agreement shall not constitute a waiver of any right power or privilege of this Agreement.

     17.9 GOOD FAITH RENEGOTIATION. Notwithstanding anything set forth herein to the contrary, the Parties hereby agree that in the event a Governmental Authority issues a decision, order, rule or other rulemaking of any kind, which necessitates any modification or amendment to this Agreement, the Parties shall negotiate in good faith to modify or amend this Agreement to comply with such decision, order, rule or other rulemaking.

     17.10 CONFIDENTIALITY. Except as otherwise provided in this section, the Parties agree that all Confidential Information shall be kept in confidence and shall not, without the prior written consent of the disclosing Party, be disclosed by the receiving Party in any manner whatsoever, in whole or in part, and that they will use the Confidential Information disclosed to them solely for the purposes of this Agreement unless otherwise specifically authorized in writing by the disclosing Party, or specifically required by an order of a regulatory agency or court of competent jurisdiction, in which case the Parties agree to use their best efforts to limit disclosure through a protective order or other similar means. Notwithstanding the foregoing,the existence of this Agreement shall not be Confidential Information and either Party may disclose Confidential Information to its partners, operator, Affiliates, parent corporations, investors, investment bankers, creditors, third party contractors, capacity purchasers and their applicable respective employees, attorneys and agents, provided that such disclosure is made only to those persons with a legitimate need to know such Confidential Information for purposes consistent with this Agreement.

     17.11 INCUMBENT'S DESIGNATED REPRESENTATIVE. Incumbent shall on the Effective Date designate in writing a representative who shall have express authority to bind Incumbent with respect to all matters requiring Incumbent's approval or authorization in connection with this Agreement (the "INCUMBENT REPRESENTATIVE"). Such Incumbent Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of Incumbent and PathNet shall be entitled to rely on any such decision or consent by the Incumbent Representative.

     17.12 OUTSOURCING. In addition to, and not in place of, any rights of PathNet under this Agreement, PathNet shall have the right to engage third party Subcontractors to perform any or all of PathNet's rights and obligations under this Agreement.

     17.13 UNION AND LABOR RELATIONS. With respect to any services performed pursuant to this Agreement, Incumbent shall ensure all such services comply with all applicable labor or union-related agreements, regulations and ordinances and shall not require PathNet to join any union or other labor organization as a condition to performing services contemplated by this Agreement.






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

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

                              PATHNET, INC.


                              By: /s/ Dave Schaeffer
                                 ---------------------------------
                              Name: Dave Schaeffer
                              Title: Chairman


                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas Company, Operator


                              By: /s/ Larry L. DeRoin
                                 ---------------------------------
                              Name: Larry L. DeRoin
                              Title: President